EXHIBIT 99.1

FOR IMMEDIATE RELEASE

February 10, 2020

Michael Aronstein

Michael Strage.

President/C.E.O.

V.P/Corporate Communications

425 Madison Avenue Suite 902

New York, NY 10017

Phone: (914) 479-2724

Phone: (646) 642-0701

aronsteinm@angiogenex.com

stragem@angiogenex.com

______________________________________________________________

ANGIOGENEX CO-DEVELOPING ANTI-CANCER DRUG

WITH WORLD RENOWNED CANCER CENTER

February 10, 2020 – AngioGenex, Inc. (AGGX.PK) (www.angiogenex.com)  announced an exclusive agreement with Memorial Sloan Kettering Cancer Center (MSK) to license and advance a series of anti-ID compounds through the regulatory process and into human clinical trials. The company has secured exclusive, worldwide rights to the commercial development of pharmacological treatments based on these molecules. “We are delighted that after decades of basic and translational research aimed at hitting these targets, we will finally be able to determine their benefit to patients” said the Company’s Scientific Advisory Board Chairman and MSK Member Dr. Robert Benezra.

The scientific team, led by Dr. Benezra, has, in its recent in vitro and in vivo work identified a biological mechanism that allows certain fatal cancers of the liver, brain and breast to regenerate despite their apparent elimination by surgery, chemotherapy or radiation.  Recent results indicate a fundamental mechanism, common to a significant group of cancers that allows these diseases to marshal a set of ID proteins which enable their persistent recurrence and lethality.

The anti-ID molecules that AngioGenex is developing include their lead drug AGXA, described in a recent Cell Reports paper  (https://www.cell.com/cell-reports/pdf/S2211-1247(19)31128-3.pdf), and a new manuscript available online in BioRxiv (https://biorxiv.org/cgi/content/short/2020.01.06.894840v1). The drugs are intended to disrupt and ultimately disable the cellular pathways by which these intractable cancers repropagate.

The initial clinical trials will be designed to focus on certain cancers of the liver, which, at present, invariably recur and are most often fatal.  MSK and AngioGenex contemplate working together to prepare and file an Investigational New Drug (IND) application with the FDA. The company expects to begin the formal process of obtaining FDA approval of its IND application during the first half of 2020.  It is the company’s intention to have its IND accepted by the FDA and to begin a Phase 1 clinical trial at MSK within a year of that initial meeting.

Disclosures

Researchers at MSK, including Dr. Robert Benezra, have intellectual property interests associated with the anti-ID compounds. Dr. Robert Benezra is also a co-founder of, holds equity interests in, and serves on the board of directors and on the scientific advisory board of AngioGenex.  MSK has financial interests in AngioGenex through an agreement to license intellectual property to the company.

About AngioGenex

AngioGenex, Inc.  is a New York based biopharmaceutical research and development company focused on a particular biological pathway common to certain lethal cancers and age related macular degeneration. For additional information, please visit our website at www.angiogenex.com.

This press release may contain forward-looking statements or predictions.  These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company. AngioGenex undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.